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                              EMPLOYMENT AGREEMENT

     This agreement is between Integrated Process Equipment Corp. ("Company") and Ralph Hartung ("Executive").

1. Position, Duties, and Start Date. Company hires Executive and Executive accepts employment as Chief Operating Officer, contingent upon completion of a pre-employment drug test. Executive shall devote his full time and best efforts to this position. Executive shall comply with the policies of the Company. Executive's full time employment will begin on August 10, 1998 ("Employment Date").

2. Compensation

   (a) Company will pay Executive a monthly base salary of $19,583.33, less applicable withholding, payable in accordance with the Company's standard payroll policy. The monthly base salary rate of $19,583.33 will initially be reduced by 10% to $17,625.00 in accordance with temporary pay reductions in effect for senior executives. The monthly base salary rate will be restored to $19,583.33 effective September 28, 1998. At least annually, the Company will review the salary rate in light of Executive's individual performance, Company performance, and other relevant factors.

   (b) Executive will be eligible for a bonus payment equal to 40% of the Executive's then base salary (the "Bonus"), less applicable withholding, on a fiscal year basis with the first year being pro-rated based on the Employment Date. The Bonus payable at the end of the fiscal year shall be determined by accomplishment of the Company objectives, as agreed to by the Board's Compensation Committee prior to or as soon as practical after the beginning of the following fiscal year. If the Executive is not employed by the Company at the end of the fiscal year, the Board of Director's Compensation Committee shall decide if any bonus will be paid based on the policies of the Committee.

   (c) The Company will protect the Executive from a loss on the sale of the Executive's current primary residence for up to 5% of the Executive's investment in the residence. The Executive's investment is $324,000. The Company will also pay for all closing costs associated with the sale of the residence if the Executive uses the services of Prudential Relocation.

   (d) Executive will receive a signing bonus of $20,000. If the Executive voluntarily terminates employment before the first anniversary of his Employment Date, the Executive will reimburse the Company for the amount of the signing bonus.

   (e) Executive will receive a car allowance of $650 per month.

   (f) Executive will annually be entitled to 24 days of paid time off benefits for use as vacation or absence for other personal reasons. The amount of this benefit will be prorated during the first partial year of employment.

   (g) Executive will be entitled to additional relocation assistance benefits which will include packing and shipment of household goods, two househunting trips, temporary living in a furnished apartment for an estimated 90 days, and a miscellaneous allowance equivalent to one month's salary. If the Executive voluntary terminates employment before the first anniversary of the Employment date, the miscellaneous allowance must be repaid to the Company.

   (h) Executive will be eligible for other standard benefits offered to employees of the Company based on the separate eligibility requirements for these benefits.

3. Equity Compensation

   (a) Company shall grant Executive a stock option exercisable for up to 44,000 shares of Common Stock. The exercise price per share for this stock option grant shall be the per share fair market value of the Common Stock on the Employment Date. The stock option grant shall become exercisable on each anniversary of the Executive's Employment Date as to 25% of the number of shares initially subject to the stock option grant, provided in each case that Executive's employment with the Company has not terminated before such date.

4. Company Policies. Executive has reviewed and will comply with Company's personnel policies, including signing the Company's standard Proprietary Information Agreement.

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5.   Term and Termination

         (a) The term of this Agreement shall continue for a term of one year from the Executive's Employment Date.

         (b) Should the Executive's employment with the Company be terminated before the end of the term of the Agreement (as defined in Section
              5a) as a result of the purchase, merger, or consolidation of the Company, the Company will pay the Executive his then base salary for the remainder of the term of the Agreement.

         (c) Company may terminate this Agreement at any time for Cause (as defined below) without any severance obligation of the Company. "Cause" means (i) willful or habitual neglect of Executive's obligations under this Agreement, (ii) misuse of corporate funds,
              (iii) any other act of gross misconduct. A third party arbitrator selected by mutual consent will make a final and binding decision on any issue covered by this clause.

         (d) This Agreement may be terminated by the Executive at any time upon 60 days written notice, in which case the Company shall have no obligation to continue the Executive's salary beyond the Executive's date of termination.

         (e) This Agreement shall not constitute an agreement to employ Executive for a specified term.

6.   General

         (a) This Agreement shall be binding upon the legal representatives, distributees, successors and assigns of the parties hereto.

         (b) This Agreement represents the entire agreement of the parties, and may not be changed orally, but only by a writing signed by the party against whom enforcement of such change is sought.

         (c) If any provision of this Agreement is held invalid, illegal or unenforceable, such provisions shall be deemed deleted and such deletion shall not affect the validity of the other provisions of the Agreement.

         (d) This Agreement shall be governed by and construed according to the laws of Arizona. The federal and state courts of the state of Arizona shall have exclusive jurisdiction to adjudicate any dispute rising out of this Agreement.

INTEGRATED PROCESS EQUIPMENT CORP.:

By: /s/ Cathy A. Chess
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        Cathy A. Chess

Title: Vice President, Human Resources
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Date: July 29, 1998
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EXECUTIVE:

   /s/ Ralph D. Hartung
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       Ralph Hartung

Date: 30 July 1998
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